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                                                                    Exhibit 23.1




             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1995 Stock Option Plan, the 1997 Equity Incentive Plan, the 1998 Non-Employee Directors' Stock Option Plan, the 1998 Employee Stock Purchase Plan and Non-Plan Option Grants of Terayon Communications Systems, Inc. of our reports dated February 6, 1998 (except for
Note 13, as to which the date is July 8, 1998), with respect to the consolidated financial statements and schedule of Terayon Communications Systems, Inc. for the year ended December 31, 1997, included in its Registration Statement
(Form S-1 No. 333-56911) filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP


San Jose, California
October 22, 1998